ASSET PURCHASE AND SALE AGREEMENT

BY AND AMONG

NPC INTERNATIONAL, INC.,

PIZZA HUT OF AMERICA, INC.

AND

PIZZA HUT, INC.

DATED November 3, 2008

TABLE OF CONTENTS

1. Transfer of Business and Property by PH to NPC.	2
1.1 Tangible Personal Property.	2
1.2 Excluded Property.	2
1.3 Real Property.	4
1.4 Licenses.	5
1.5 Restaurant Inventories and Change Funds.	6
1.6 Non-Assumption.	6
1.7 Title Insurance and Surveys.	7
1.8 Required Contracts.	7
2. Transfer of Business and Property by NPC to PH.	8
2.1 Tangible Personal Property.	8
2.2 Excluded Property.	9
2.3 Real Property.	10
2.4 Licenses.	11
2.5 Restaurant Inventories and Change Funds.	12
2.6 Non-Assumption.	13
2.7 Title Insurance and Surveys.	13
3. Representations and Warranties of PH.	14
3.1 Corporate Power and Authority.	14
3.2 No Conflict or Breach.	14
3.3 Consents.	15
3.4 Title to Owned Property.	15
3.5 Adequacy of Personal Property.	15
3.6 Leases.	16
3.7 Insurance.	16
3.8 Taxes.	16
3.9 Brokerage and Finder's Fees.	16
3.10 Absence of Certain Changes.	16
3.11 Environmental Matters.	17
4. Representations and Warranties of NPC.	18
4.1 Organization, Standing, Power and Authority.	18
4.2 No Conflict or Breach.	18
4.3 Consents.	19
4.4 Title to Owned Property.	19
4.5 Adequacy of Personal Property.	19
4.6 Leases.	20
4.7 Insurance.	20
4.8 Taxes.	20

i

4.9 Brokerage and Finder's Fees.	20
4.10 Absence of Certain Changes.	20
4.11 Environmental Matters.	21
4.12 Obligations Under Other Franchise Agreements.	22
4.13 NPC Financial Statements	22
4.14 Supplemental Operational and Financial Conditions.	22
5. Purchase Price and Other Payments.	22
5.1 Exclusivity Fee – INTENTIONALLY DELETED	22
5.2 Purchase Price.	22
5.3 Charges.	22
5.4 Other Taxes and Fees.	23
5.5 Other Amounts.	23
5.6 New Store and Construction in Progress Reimbursement.	23
6. Documents To Be Delivered At Closing.	24
6.1 Documents To Be Delivered By PH And PHI.	24
6.2 Documents To Be Delivered By NPC:	24
7. Covenants.	25
7.1 Operation Until Closing.	25
7.2 Access to Restaurants and Employees.	25
7.3 Hart-Scott-Rodino Act.	26
7.4 Financing of Purchase Price.	26
7.5 Guaranty. – INTENTIONALLY DELETED	28
7.6 Recordation.	28
7.7 Capital Expenditures. - INTENTIONALLY DELETED	28
8. Employees.	28
8.1 Definitions.	28
8.2 Transfer of Employees.	29
9. Conditions to Closing.	30
9.1 Obligations of PH and NPC.	30
9.2 Obligations of PH.	30
9.3 Obligations of NPC.	31
10. Closing.	32
10.1 Post-Closing Adjustments.	33
10.2 Post Closing Indemnification.	33
10.3 Critical Deficiencies.	33
10.4 Additional Documents.	34
10.5 Post-Closing Financial Reporting.	34
10.6 NPC’s Acknowledgment.	35
10.7 PH’s Acknowledgment.	35

10.8 Information Statement.	35
10.9 Closing Costs, Transfer Fees and Expenses.	36
11. Miscellaneous.	36
11.1 Notices.	36
11.2 Survival.	37
11.3 Termination of Agreement.	37
11.4 Modification and Waiver.	37
11.5 Assignment: Binding Effect.	37
11.6 Severability.	38
11.7 Entire Agreement.	38
11.8 Confidential Information.	38
11.9 GOVERNING LAW.	39
11.10 Bulk Sales Waiver.	39
11.11 Expenses.	39
11.12 Headings; Interpretation.	39
11.13 Time is of the Essence.	41
11.14 Announcements.	41
11.15 Counterparts.	41
11.16 No Specific Enforcement.	41
11.17 Submission to Jurisdiction.	42
11.18 Arms Length Contract.	42
11.19 No Future Acquisition Rights.	42

INDEX TO EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit "A"	Form of Assignment and Assumption Agreement (Real Property Leases) and Blanket Guaranty
Exhibit “B”	Form of Franchise Agreement
Exhibit "C"	Form of Bill of Sale
Exhibit "D"	Form of Assignment and Assumption Agreement (Equipment Leases and Contracts)
Exhibit "E"	Form of Access and Confidentiality Agreement
Exhibit “G”	Form of Pepsi-Cola Beverage Supply and Marketing Agreement
Exhibit “H"	Form of Seller Leases
Exhibit “I”	Form of WingStreet Development Authorization Agreement
Exhibit “K”	Form of Franchise Agreement Amendment

SCHEDULES

Schedule 1.1(a)	List of PH Restaurants
Schedule 1.2	PH Leased Equipment
Schedule 1.2(b)	Transition of certain systems/equipment
Schedule 1.3(a)	PH Owned Real Property
Schedule 1.3(a)(i)	Rents for PH Owned Real Property
Schedule 1.3(b)	PH Leased Real Property
Schedule 2.1(a)	List of NPC Restaurants
Schedule 2.2	NPC Leased Equipment
Schedule 2.2(b)	Transition of certain systems/equipment
Schedule 2.3(a)	NPC Owned Real Property
Schedule 2.3(a)(i)	Rents for NPC Owned Real Property
Schedule 2.3(b)	NPC Leased Real Property
Schedule 2.3(c)	Aggregate Purchase Price for NPC Owned Real Property
Schedule 3	PH Disclosure
Schedule 4	NPC Disclosure
Schedule 4.1	Franchisee Requirements
Schedule 4.14	Supplemental Operational and Financial Conditions (Sale/Leaseback Protections)
Schedule 5.5	1031 Exchange Valuation
Schedule 5.6	Restaurants Under Construction
Schedule 5.6(a)	WingStreet Conversions
Schedule 8.2	Compensation
Schedule 10.1	Smallware Reimbursement

ASSET PURCHASE AND SALE AGREEMENT

THIS ASSET PURCHASE AND SALE AGREEMENT is made and entered into as of the 3rd day of November, 2008, by and among PIZZA HUT OF AMERICA, INC., a Delaware corporation with its principal office located at 14841 Dallas Parkway, Dallas, Texas 75254 (“PHA”), PIZZA HUT, INC., a California corporation with its principal office located at 14841 Dallas Parkway, Dallas, Texas 75254 (“PHI”; and together with PHA, collectively, “PH”) and NPC INTERNATIONAL, INC., a Kansas corporation with its principal office located at 7300 W. 129th St., Overland Park, Kansas 66213 (“NPC”). This Asset Purchase and Sale Agreement, including all exhibits and schedules attached hereto, shall be referred to herein as the “Agreement”.

W I T N E S S E T H :

WHEREAS, PH operates the ninety-nine (99) Pizza Hut and/or Pizza Hut/WingStreet restaurants set forth on Schedule 1.1(a) hereto (the “PH Restaurants”), and owns or leases certain real and personal property that it uses in connection with such restaurants; and

WHEREAS, NPC is the franchisee and operates the sixty-eight (68) Pizza Hut and/or Pizza Hut/WingStreet restaurants set forth on Schedule 2.1(a) hereto (the “NPC Restaurants”), and owns or leases certain real and personal property that it uses in connection with such restaurants; and

WHEREAS, PH desires (i) to sell, convey, assign, transfer or lease (as provided below) to NPC the operations of and substantially all of the real and personal property (the "PH Assets") owned by PH and used in connection with the PH Restaurants and the Pizza Hut and/or Pizza Hut/WingStreet business being conducted with the PH Assets (the “PH Business”)and (ii) to assign or sublease to NPC substantially all of the real property leased from third parties and used in connection with such restaurants, and NPC desires to acquire or lease, as the case may be, such restaurants and property and the PH Business, in each case, on the terms and subject to the conditions set forth in this Agreement (collectively, the “NPC Acquisition”); and

WHEREAS, NPC desires (i) to sell, convey, assign, transfer or lease (as provided below) to PH the operations of and substantially all of the real and personal property (the "NPC Assets") owned by NPC and used in connection with the NPC Restaurants and the Pizza Hut and/or Pizza Hut/WingStreet business being conducted with the NPC Assets (the “NPC Business”) and (ii) to assign or sublease to PH substantially all of the real property leased from third parties and used in connection with such restaurants, and PH desires to acquire or lease, as the case may be, such restaurants and property and the NPC Business, in each case, on the terms and subject to the conditions set forth in this Agreement (collectively, the “PH Acquisition”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Transfer of Business and Property by PH to NPC.

1.1	Tangible Personal Property.

Subject to the terms of this Agreement, at the Closing (as such term is defined in Section 10), PH shall sell, convey, assign, transfer and deliver to NPC, and NPC shall purchase and acquire from PH, all of PH's right, title and interest in and to the PH Business and the following types of tangible personal property (collectively, the “PH Personal Property") relating to the PH Restaurants and the PH Business being conducted at such restaurants:

(a)       all furniture, signs, fixtures and equipment located in the PH Restaurants;

(b)       all prepaid rents, advertising and other amounts and all utility and miscellaneous deposits relating to the PH Restaurants (subject to Section 5.3);

(c)       all uniforms, menus, dishes, glassware, utensils and other small wares located in the PH Restaurants;

(d)       all inventories of usable food ingredients, packaging materials, supplies, paper products and other consumables stored in the PH Restaurants, as well as a change fund for each PH Restaurant consisting of cash in drawers and in safes located in such PH Restaurant (but excluding any deposits in safes located in such Restaurant and any amounts in local bank accounts) in an amount and in denominations adequate to do business at such PH Restaurant on the morning after the Closing Date (as such term is defined in Section 10) (subject to Section 5.3);

(e)       copies of real property records relating solely to the operations of the PH Restaurants, and copies of certain personnel and payroll records relating solely to the New Employees (as such term is defined in Section 8) who worked in the PH Restaurants immediately prior to the Closing; and

(f)        buildings and improvements, if any, owned by PH, located on the Leased Real Property (as such term is defined in Section 1.3(b)).

1.2	Excluded Property.

It is expressly understood and agreed that:

(a)	Leased Equipment.

The PH Personal Property shall not include the equipment listed or described on Schedule 1.2, which is leased by PH pursuant to lease agreements with third parties. Notwithstanding the foregoing, PH will assign and transfer to NPC all of PH's right, title and interest in and to, and NPC will assume and will agree to faithfully perform, pay and discharge when due all of the terms, covenants, liabilities and obligations of PH under each equipment lease (collectively, the "PH Equipment Leases") with respect to leased equipment located in the PH Restaurants (collectively, the "PH Leased Equipment"). NPC will have 90 days after the Closing Date to review any non-readily terminable PH Equipment Leases which PH may assign and transfer, and PH agrees to assume and may terminate those PH Equipment Leases rejected by NPC in writing within such 90 day period. Notwithstanding the foregoing, NPC agrees to perform the obligations arising under the PH Equipment Leases for at least 90 days following the Closing Date, if not terminable sooner, and for the entire term of the PH Equipment Leases if such PH Equipment Leases are not terminated or put back to PH within the allotted 90 days.

(b)	Contracts.

PH will assign and transfer to NPC all of PH's right, title and interest in and to, and NPC will assume and will agree to faithfully perform, pay and discharge when due all of the terms, covenants, liabilities and obligations of PH under each contract and agreement (including, without limitation, each service, security, maintenance, print advertising and supply contract) used on the Closing Date in the normal and customary operations of, and that relates specifically to, one or more of the PH Restaurants (collectively, the "PH Contracts"). During the first 90 days after the Closing Date, NPC may reject any non-readily terminable contracts (other than print advertising contracts) which PH has assigned and transferred and PH agrees to assume and may terminate those PH Contracts rejected by NPC in writing within such 90 day period. Notwithstanding the foregoing, NPC agrees to perform the obligations arising under all of the PH Contracts for at least 90 days following the Closing Date, if not terminable sooner, and for the entire term of the PH Contracts if such PH Contracts are not terminated or put back to PH within the allotted 90 days. Additionally, NPC agrees that it will pay for or reimburse PH for any non-terminable benefits flowing from the PH Contracts (including print advertising) that are received by the PH Restaurants or the PH Business after the Closing Date for which PHI and/or PH has previously paid or will pay, regardless of the date of assignment or termination of such PH Contracts. The PH Contracts shall not include, and PH will not assign, any contracts with hotels or motels for in room delivery service of Pizza Hut or WingStreet products, any contracts for credit card services involving one or more of the PH Restaurants, any contracts with respect to participation in the National School Lunch Program, automobile leases, and any other contracts (other than print advertising contracts and computer hardware maintenance contracts) that are covered by a master agreement which includes any Pizza Hut and/or Pizza Hut/WingStreet restaurant other than the PH Restaurants. All such contracts that are referenced in the immediately preceding sentence (other than print advertising contracts) will be terminated at Closing by PH. Notwithstanding the foregoing, NPC may seek to contract with hotels, motels and school food service programs within the delivery areas, if any, designated in the Franchise Agreement (as defined at Section 1.8).

The parties will comply with the specifications of 1.2(b) regarding the transition of certain systems and equipment.

(c)	Ordinary Course Dispositions.

The PH Personal Property relating to any individual PH Restaurant shall not include any property or assets which have been disposed of prior to the Closing in the ordinary course of business consistent with the past operations of such PH Restaurant and subject to the provisions of Section 7.1.

(d)	Intellectual Property.

The PH Personal Property shall not include any patents, trademarks, copyrights, any applications or registrations for any thereof, or any trade secrets, software or other intellectual property or similar rights or assets.

(e)	Cash, Etc.

The PH Personal Property shall not include any cash (other than the change funds specifically referred to in Section 1.1(d)), bank accounts, cash equivalents or other similar types of investments or marketable securities.

1.3	Real Property.

(a)	Owned Real Property.

PH owns the parcels of real estate listed or described on Schedule 1.3(a) hereto, together will all buildings and improvements located thereon (collectively, the “PH Owned Real Property”).

At Closing, NPC shall lease the PH Owned Real Property from PH. The individual rental amounts and certain lease terms will be as provided on Schedule 1.3(a)(i).

(b)	Leased Real Property.

PH collectively leases from third parties the parcels of real estate listed or described on Schedule 1.3(b) (collectively, the "PH Leased Real Property") pursuant to existing real property leases (the "PH Real Property Leases"). NPC hereby agrees to execute an Assignment and Assumption of Lease Agreement and Blanket Guaranty, substantially in the form attached as Exhibit "A" hereto, with respect to each parcel of PH Leased Real Property, pursuant to which NPC will assume all of PH's right, title and interest in and to, and will agree to faithfully perform, pay and discharge when due all of the terms, covenants, liabilities and obligations of PH under, the PH Real Property Lease related to such parcel of the PH Leased Real Property. NPC also agrees to name PH as an additional insured with respect to its insurance coverage required to be carried under the terms of the PH Real Property Leases related to each PH Leased Real Property to indemnify PH from any losses resulting from any contingent liability that PH may have with respect to the PH Leased Real Property. PH agrees to use its reasonable, good faith efforts to obtain:

(i)        from each landlord from whom consent to an assignment of a PH Real Property Lease to NPC is required, a consent to such assignment; and

(ii)       from each landlord, an estoppel certificate with respect to each PH Real Property Lease.

PH need not pay any consideration or incur any incremental liability to obtain either a consent or an estoppel certificate from any landlord. If any required consent to an assignment cannot be obtained prior to Closing, PH may, at its option, either (i) proceed with the assignment and agree to indemnify NPC for any losses suffered by NPC as a consequence of the lack of consent, or (ii) sublease the affected PH Leased Real Property to NPC, or (iii) enter into a management agreement or other similar arrangement with NPC on terms that are no less favorable to NPC than those contained in the PH Real Property Lease covering the affected PH Leased Real Property.

1.4	Licenses.

(a)       NPC acknowledges that certain operational licenses and permits, excluding alcoholic beverage licenses, are required in the operation of the PH Restaurants and the PH Business (collectively, "PH Licenses") and that neither such PH Licenses nor any alcoholic beverage licenses will be transferred or assigned by PH as part of the NPC Acquisition. NPC further acknowledges, that in the event FCC licenses are used in the operation of the PH Restaurants, said licenses will not be transferred to NPC and NPC will be responsible for obtaining its own FCC licenses. NPC recognizes that it must make application to the appropriate regulatory agencies for all necessary Licenses. Application for all required Licenses shall be in accordance with Section 1.4(b). Upon the execution of this Agreement by all parties hereto, NPC agrees to promptly file all necessary applications. NPC acknowledges that it is responsible for obtaining alcoholic beverage licenses in the event NPC desires to sell alcoholic beverages in the PH Restaurants. All costs, fees and expenses associated with NPC obtaining new Licenses (including alcoholic beverage licenses) shall be borne by NPC.

(b)       NPC hereby agrees that neither it nor any of its Affiliates (as defined in Section 11.12(e)) will take any action, or fail to take any action, which would result in any of the PH Licenses (including alcoholic beverage licenses) being revoked or otherwise terminated prior to Closing. NPC's applications for Licenses (including alcoholic beverage licenses) shall specify that such Licenses are not to become effective until the day following the Closing Date and that the approval of such applications by the applicable agency or authority shall be conditioned upon the event of Closing. In the event that this Agreement is terminated or abandoned prior to the Closing or the Closing Date is rescheduled, NPC hereby agrees, at its cost, to immediately withdraw or reschedule all pending applications with respect to all Licenses (including alcoholic beverage licenses) and to otherwise take all action, in cooperation with PH, as may be required to cause all rights in the applicable PH Licenses (including alcoholic beverage licenses) to remain with or return to PH. This Section 1.4(b) shall expressly and permanently survive the termination or abandonment of this Agreement.

(c)       NPC and PH acknowledge that neither this Agreement nor the Closing will be conditioned upon or subject to NPC's ability to obtain the Licenses (including alcoholic beverage licenses). PH will remove all of the PH Licenses (including alcoholic beverage licenses) from the Restaurants on the Closing Date.

(d)       PH agrees to provide NPC with license screen summaries of the PH Licenses (to the knowledge of PH) under which PH currently operates the PH Restaurants, excluding any and all construction, building, zoning and occupancy permits.

1.5	Restaurant Inventories and Change Funds.

At the close of business on the Closing Date, PH’s representatives (who may, at NPC's election, be accompanied by NPC's representatives) will take inventory of the food ingredients, supplies, paper products, and other consumables in each PH Restaurant and count each PH Restaurant's change fund. NPC may, at its option, send its representatives to the PH Restaurants to accompany PH's representatives during these inventory/cash counts, and may then verify the accuracy of those inventory/cash counts. Unless NPC's representatives accompany PH’s representatives during these inventory/cash counts and point out any discrepancies during the inventory/cash counts, the inventory/cash counts prepared by PH’s representatives will be final. Any differences between the actual inventories and change funds and the estimates described in Section 5 will be resolved pursuant to Section 10.1.

1.6	Non-Assumption.

At the Closing, NPC shall assume from and after the Closing Date the liabilities that relate to the operation of the PH Restaurants , including the obligations of PHI and PH under the PH Contracts, the PH Equipment Leases and the PH Real Property Leases to the extent provided in this Agreement (excluding liabilities arising out of or resulting from any breach by PH or any of their predecessors in interest of any of the PH Contracts, the PH Equipment Leases and the PH Real Property Leases) , subject to NPC’s rejection rights under Sections 1.2(a) and 1.2(b) (the “PH Assumed Liabilities”). Except as specifically contemplated by this Agreement, NPC will not assume (i) any liabilities or obligations other than the PH Assumed Liabilities or (ii) any liabilities or obligations that arise from the operations of the PH Restaurants on or before the Closing Date. PH agrees to timely perform all obligations relating to the PH Restaurants and the PH Business that arise out of operations of the PH Restaurants or the PH Business for the period on or prior to the Closing Date.

1.7	Title Insurance and Surveys.

Due to the critical timeline requirements to close the transaction, PHI may order title searches on all PH Owned Real Property and PH Leased Real Property to be transferred to NPC pursuant to this Agreement. These title searches will be performed by a national title company approved by PHI. If PHI has established relations with such company, NPC will be entitled to the benefit of PHI’s preferred rates. If permissible under applicable law and the terms of any agreement with such company, the fees paid for the searches may be applied toward the title policy costs for title policies desired by NPC based upon these title searches In the event NPC or NPC’s lender requires environmental reports relating to the PH Owned Real Property, NPC shall first obtain PHI’s prior written consent and shall execute the Access and Confidentiality Agreement substantially in the form attached hereto as Exhibit “E”, and shall retain a nationally recognized firm approved by PHI to perform such work. PH will not consent to any invasive environmental audit or review and the results of any permitted environmental audit or review will not affect NPC’s obligations hereunder. To the extent that NPC or NPC’s lender requires surveys of the Owned Real Property, NPC shall retain a nationally recognized firm approved by PHI to perform such work. The consultants referenced in this Section 1.7 will be retained solely by NPC, but PH shall have the right to obtain copies of any documents or reports that they prepare. As provided for in Sections 5 and 10.9, NPC shall reimburse PH at Closing (or at such other time as contemplated by those provisions) for all actual or estimated costs incurred by PH in obtaining title insurance, surveys and/or environmental reports on behalf of NPC. Notwithstanding the foregoing however, NPC will not be responsible for the payment or reimbursement of any costs relating to title insurance, surveys and/or environmental reports on any of the subject real estate unless such service is specifically requested by NPC, and request is given forty-five (45) days prior to the Closing.

1.8	Required Contracts.

Prior to or at Closing, NPC will execute any and all agreements that PHI customarily requires of franchisees including, but not limited to those described in this Section 1.8.

(a)       Prior to or at Closing, PHI will grant and NPC will enter into Pizza Hut, Inc. Location Franchise Agreements in the form attached hereto as Exhibit “B”

(the “Franchise Agreement”). A copy of the form of the Franchise Agreement has previously been provided to NPC with PHI’s Franchise Disclosure Document.

(b)       If required, prior to or at Closing, NPC will execute a franchisee version of the Pepsi-Cola Beverage Supply and Marketing Agreement (“Pepsi Agreement”) in the form attached as Exhibit “G”, pursuant to which NPC will agree, subject to certain exceptions provided for in the Pepsi Agreement, that Pepsi products will be the exclusive beverages sold, dispensed or otherwise made available or advertised, displayed or promoted in the Restaurants.

(c)       Prior to or at Closing, NPC will execute a WingStreet Development Authorization Agreement in the form attached as Exhibit “I”.

(d)       Prior to or at Closing, NPC will execute an Amendment(s) to Franchise Agreement in the form attached as Exhibit “K”.

2.	Transfer of Business and Property by NPC to PH.

2.1	Tangible Personal Property.

Subject to the terms of this Agreement, at the Closing (as such term is defined in Section 10), NPC shall sell, convey, assign, transfer and deliver to PH, and PH shall purchase and acquire from NPC, all of NPC's right, title and interest in and to the NPC Business and the following types of tangible personal property (collectively, the "NPC Personal Property") relating to the NPC Restaurants and NPC Business:

(a)       all furniture, signs, fixtures and equipment located in the NPC Restaurants;

(b)       all prepaid rents, advertising and other amounts and all utility and miscellaneous deposits relating to the NPC Restaurants (subject to Section 5.3);

(c)       all uniforms, menus, dishes, glassware, utensils and other small wares located in the NPC Restaurants;

(d)       all inventories of usable food ingredients, packaging materials, supplies, paper products and other consumables stored in the NPC Restaurants, as well as a change fund for each NPC Restaurant consisting of cash in drawers and in safes located in such NPC Restaurant (but excluding any deposits in safes located in such NPC Restaurant and any amounts in local bank accounts) in an amount and in denominations adequate to do business at such NPC Restaurant on the morning after the Closing Date (as such term is defined in Section 10) (subject to Section 5.3);

(e)       copies of real property records relating solely to the operations of the NPC Restaurants, and copies of certain personnel and payroll records relating solely to the New Employees (as such term is defined in Section 8) who worked in the NPC Restaurants immediately prior to the Closing; and

(f)	buildings and improvements, if any, owned by NPC.

2.2	Excluded Property.

It is expressly understood and agreed that:

(a)	Leased Equipment.

The NPC Personal Property shall not include the equipment listed or described on Schedule 2.2, which is leased by NPC pursuant to lease agreements with third parties. Notwithstanding the foregoing, NPC will assign and transfer to PH all of NPC's right, title and interest in and to, and PH will assume and will agree to faithfully perform, pay and discharge when due all of the terms, covenants, liabilities and obligations of NPC under each equipment lease (collectively, the "NPC Equipment Leases") with respect to leased equipment located in the NPC Restaurants (collectively, the "NPC Leased Equipment"). PH will have 90 days after the Closing Date to review any non-readily terminable NPC Equipment Leases which NPC may assign and transfer, and NPC agrees to assume and may terminate those NPC Equipment Leases rejected by PH in writing within such 90 day period. Notwithstanding the foregoing, PH agrees to perform the obligations arising under the NPC Equipment Leases for at least 90 days following the Closing Date, if not terminable sooner, and for the entire term of the NPC Equipment Leases if such NPC Equipment Leases are not terminated or put back to NPC within the allotted 90 days.

(b)	Contracts.

NPC will assign and transfer to PH all of NPC's right, title and interest in and to, and PH will assume and will agree to faithfully perform, pay and discharge when due all of the terms, covenants, liabilities and obligations of NPC under each contract and agreement (including, without limitation, each service, security, maintenance, print advertising and supply contract) used on the Closing Date in the normal and customary operations of, and that relates specifically to, one or more of the Restaurants (collectively, the "NPC Contracts"). During the first 90 days after the Closing Date, PH may reject any non-readily terminable NPC Contracts (other than print advertising contracts) which NPC has assigned and transferred and NPC agrees to assume and may terminate those NPC Contracts rejected by PH in writing within such 90 day period. Notwithstanding the foregoing, PH agrees to perform the obligations arising under all of the NPC Contracts for at least 90 days following the Closing Date, if not terminable sooner, and for the entire term of the NPC Contracts if such NPC Contracts are not terminated or put back to NPC within the allotted 90 days. Additionally, PH agrees that it will pay for or reimburse NPC for any non-terminable benefits flowing from the NPC Contracts (including print advertising) that are received by the NPC Restaurants or the NPC Business after the Closing Date for which NPC has previously paid or will pay, regardless of the date of assignment or termination of such NPC Contracts. The NPC Contracts shall not include, and NPC will not assign, any contracts with hotels or motels for in room delivery service of Pizza Hut or WingStreet products, any contracts for credit card services involving one or more of the NPC Restaurants, any contracts with respect to participation in the National School Lunch Program, automobile leases, and any other contracts (other than print advertising contracts and computer hardware maintenance contracts) that are covered by a master agreement which includes any Pizza Hut and/or Pizza Hut/WingStreet restaurant other than the NPC Restaurants listed on Schedule 2.1(a). All such contracts that are referenced in the immediately preceding sentence (other than print advertising contracts) will be terminated at Closing by NPC. The parties will comply with the specifications of Schedule 2.2(b) regarding the transition of certain systems and equipment.

(c)	Ordinary Course Dispositions.

The NPC Personal Property relating to any individual NPC Restaurant shall not include any property or assets which have been disposed of prior to the Closing in the ordinary course of business consistent with the past operations of such NPC Restaurant and subject to the provisions of Section 7.1.

(d)	Intellectual Property.

The NPC Personal Property shall not include any patents, trademarks, copyrights, any applications or registrations for any thereof, or any trade secrets, software or other intellectual property or similar rights or assets.

(e)	Cash, Etc.

The NPC Personal Property shall not include any cash (other than the change funds specifically referred to in Section 2.1(d)), bank accounts, cash equivalents or other similar types of investments or marketable securities.

2.3	Real Property.

(a)	Owned Real Property.

NPC owns the parcels of real estate listed or described on Schedule 2.3(a) hereto, together with all buildings and improvements located thereon (collectively, the “NPC Owned Real Property”).

At Closing, PH shall lease all of the NPC Owned Real Property from NPC for rents aggregating the amounts listed on Schedule 2.3(c) with an option to purchase and with certain other terms specified on Schedule 2.3(a)(i).

(b)	Leased Real Property.

NPC collectively leases from third parties the parcels of real estate listed or described on Schedule 2.3(b) (collectively, the "NPC Leased Real Property") pursuant to existing real property leases (the "NPC Real Property Leases"). PH hereby agrees to execute an Assignment and Assumption of Lease Agreement and Blanket Guaranty, substantially in the form attached as Exhibit "A" hereto, with respect to each parcel of NPC Leased Real Property, pursuant to which PH will assume all of NPC's right, title and interest in and to, and will agree to faithfully perform, pay and discharge when due all of the terms, covenants, liabilities and obligations of NPC under the NPC Real Property Lease related to such parcel of the NPC Leased Real Property. NPC agrees to use its reasonable, good faith efforts to obtain:

(i)        from each landlord from whom consent to an assignment of a Real Property Lease to PH is required, a consent to such assignment; and

(ii)       from each landlord, an estoppel certificate with respect to each Real Property Lease.

NPC need not pay any consideration or incur any incremental liability to obtain either a consent or an estoppel certificate from any landlord. If any required consent to an assignment cannot be obtained prior to Closing, NPC may, at its option, either (i) proceed with the assignment and agree to indemnify PH for any losses suffered by PH as a consequence of the lack of consent, or (ii) sublease the affected NPC Leased Real Property to PH, or (iii) enter into a management agreement or other similar arrangement with PH on terms that are no less favorable to PH than those contained in the NPC Real Property Lease covering the affected NPC Leased Real Property.

2.4	Licenses.

(a)       PH acknowledges that certain operational licenses and permits, excluding alcoholic beverage licenses, are required in the operation of the NPC Restaurants and the NPC Business (collectively, "NPC Licenses") and that neither the NPC Licenses nor any alcoholic beverage licenses will be transferred or assigned by NPC as part of the PH Acquisition. PH further acknowledges that in the event FCC licenses are used in the operation of the NPC Restaurants, said licenses will not be transferred to PH and PH will be responsible for obtaining its own FCC licenses. PH recognizes that it must make application to the appropriate regulatory agencies for all necessary Licenses. Application for all required Licenses shall be in accordance with Section 2.4(b). Upon the execution of this

Agreement by all parties hereto, PH agrees to promptly file all necessary applications. PH acknowledges that it is responsible for obtaining alcoholic beverage licenses in the event PH desires to sell alcoholic beverages in the NPC Restaurants. All costs, fees and expenses associated with PH obtaining new Licenses (including alcoholic beverage licenses) shall be borne by PH.

(b)       PH hereby agrees that neither it nor any of its Affiliates (as defined in Section 11.12(e)) will take any action, or fail to take any action, which would result in any of the NPC Licenses (including alcoholic beverage licenses) being revoked or otherwise terminated prior to Closing. PH's applications for Licenses (including alcoholic beverage licenses) shall specify that such Licenses are not to become effective until the day following the Closing Date and that the approval of such applications by the applicable agency or authority shall be conditioned upon the event of Closing. In the event that this Agreement is terminated or abandoned prior to the Closing or the Closing Date is rescheduled, PH hereby agrees, at its cost, to immediately withdraw or reschedule all pending applications with respect to all Licenses (including alcoholic beverage licenses) and to otherwise take all action, in cooperation with NPC, as may be required to cause all rights in the applicable NPC Licenses (including alcoholic beverage licenses) to remain with or return to NPC. This Section 2.4(b) shall expressly and permanently survive the termination or abandonment of this Agreement.

(c)       PH and NPC acknowledge that neither this Agreement nor the Closing will be conditioned upon or subject to PH's ability to obtain the Licenses (including alcoholic beverage licenses). NPC will remove all of the NPC Licenses (including alcoholic beverage licenses) from the Restaurants on the Closing Date.

(d)       NPC agrees to provide PH with license screen summaries of the NPC Licenses (to the knowledge of NPC) under which NPC currently operates the NPC Restaurants, excluding any and all construction, building, zoning and occupancy permits.

2.5	Restaurant Inventories and Change Funds.

At the close of business on the Closing Date, NPC’s representatives (who may, at PH's election, be accompanied by the PH's representatives) will take inventory of the food ingredients, supplies, paper products, and other consumables in each NPC Restaurant and count each NPC Restaurant's change fund. PH may, at its option, send its representatives to the Restaurants to accompany NPC's representatives during these inventory/cash counts, and may then verify the accuracy of those inventory/cash counts. Unless PH's representatives accompany NPC’s representatives during these inventory/cash counts and point out any discrepancies during the inventory/cash counts, the inventory/cash counts prepared by NPC’s representatives will be final. Any differences between the actual inventories and change funds and the estimates described in Section 5 will be resolved pursuant to Section 10.1.

2.6	Non-Assumption.

At the Closing, PH shall assume from and after the Closing Date, the liabilities that relate to the operation of the NPC Restaurants, including the obligation of NPC under the NPC Contracts, the NPC Equipment Leases and the NPC Real Property Leases to the extent provided in this Agreement (excluding liabilities arising out of or resulting from any breach by NPC or any of its predecessors in interest of any of the NPC Contracts, the NPC Equipment Leases and the NPC Real Property Leases) , subject to PH’s rejection rights under Sections 1.2(a) and 1.2(b) (the “NPC Assumed Liabilities”). Except as specifically contemplated by this Agreement, PH will not assume (i) any liabilities or obligations other than the NPC Assumed Liabilities, or (ii) any liabilities or obligations that arise from the operations of the NPC Restaurants on or before the Closing Date. NPC agrees to timely perform all obligations relating to the NPC Restaurants and the NPC Business that arise out of the operations of the NPC Restaurants or the NPC Business for the period on or prior to the Closing Date.

2.7	Title Insurance and Surveys.

Due to the critical timeline requirements to close the transaction, PHI may order title searches on all NPC Owned Real Property and NPC Leased Real Property to be transferred to PH pursuant to this Agreement. These title searches will be performed by a national title company approved by PHI. If permissible under applicable law and the terms of any agreement with such company, the fees paid for the searches may be applied toward the title policy costs for title policies desired by PH based upon these title searches. In the event PH or PHI requires environmental reports relating to the NPC Owned Real Property, PH shall first obtain NPC’s prior written consent and shall execute the Access and Confidentiality Agreement substantially in the form attached as Exhibit “E”. NPC will not consent to any invasive environmental audit or review and the results of any permitted environmental audit or review will not affect PH’s obligations hereunder. To the extent that PH requires surveys of the NPC Owned Real Property, PH shall retain a nationally recognized firm to perform such work. The consultants referenced in this Section 2.7 will be retained solely by PH, but NPC shall have the right to obtain copies of any documents or reports that they prepare. As provided for in Sections 5 and 10.9, PH shall reimburse NPC at Closing for all actual or estimated costs incurred by PH related to these items, subject to any post-closing adjustments pursuant to Section 10.1 of this Agreement. Notwithstanding the foregoing however, PH will not be responsible for the payment or reimbursement of any costs relating to title insurance, surveys and/or environmental reports on any of the subject real estate unless such service is specifically requested by PH, and request is given forty-five (45) days prior to the Closing.

3.	Representations and Warranties of PH.

PH represents and warrants to NPC that as of the date of this Agreement and as of the Closing, except as provided in the PH Disclosure Schedule attached hereto:

3.1	Corporate Power and Authority.

PH is a corporation duly organized and in good standing under the laws of the jurisdiction of its incorporation, and has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and each other agreement or document executed or to be executed by PH in connection herewith, and to consummate the transactions contemplated hereby and thereby. PH is authorized to do business and is in good standing in the states in which the Restaurants operated by PH are located. This Agreement has been, and each other agreement or document to be executed by PH in connection herewith will be, duly executed and delivered by PH and constitutes, or will constitute, a legal, valid and binding obligation of PH, enforceable against PH in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

3.2	No Conflict or Breach.

The execution, delivery and performance of this Agreement and any other agreements or documents contemplated hereby and the consummation by PH of the transactions contemplated hereby or thereby do not and will not:

(a)       conflict with or constitute a violation of the certificate of incorporation or by laws of PH;

(b)       conflict with or constitute a violation of (with or without the giving of notice or the lapse of time or both) any provision of any law, judgment, order, decree, rule or regulation of any legislative body, court, governmental or regulatory authority or arbitrator which is applicable to or relates to PH; or

(c)       with or without the giving of notice or the lapse of time or both, violate or conflict with, constitute a default under, result in a breach, acceleration or termination of any provision of, or require notice to or the consent of any third party under, any contract, agreement, commitment, indenture, mortgage, deed of trust, lease, licensing agreement, note or other instrument or obligation to which PH is a party or by which PH is bound, which could, individually or in the aggregate, reasonably be expected to have a material adverse effect upon PH or the ability of PH to perform its obligations under this Agreement or any other agreement or document contemplated hereby.

3.3	Consents.

Except the filings with the Federal Trade Commission (the "FTC") and the Department of Justice (the "DOJ") referred to in Section 7.3, no consent, approval, or authorization of, or designation, declaration or filing with, or notice to, any legislative body, court, governmental or regulatory authority or arbitrator under any provision of any law, judgment, order, decree, rule or regulation is required on the part of PH in connection with the execution, delivery and performance of this Agreement or any other agreement or document contemplated hereby or with the consummation of the transactions contemplated hereby and thereby.

3.4	Title to Owned Property.

PH has good and marketable title to all of the PH Personal Property and the PH Owned Real Property with respect to the PH Restaurants operated by PH, free and clear of any liens and encumbrances, except for (i) with respect to any Restaurant operated by PH, PH Personal Property disposed of prior to the Closing in the ordinary course of business of such PH Restaurant consistent with the past operations of PH and Section 7.1, below, (ii) certain fixtures, buildings and improvements located on the PH Leased Real Property which PH has the right to use pursuant to the PH Real Property Leases (or any of them), (iii) easements or other encumbrances which do not materially adversely affect the ownership or full use and enjoyment of the PH Owned Real Property, or the purposes for which it is currently used, and (iv) liens for taxes and assessments for the current period that are not yet due and payable. This representation does not constitute a representation by PH as to the title of PH's lessors of any PH Leased Real Property or PH Leased Equipment, nor does this representation constitute a representation of the condition of any of the PH Personal Property or the PH Owned Real Property or the PH Leased Real Property, which is sold or leased, as applicable, "AS IS, WHERE IS", with all faults, except as otherwise specifically provided in these representations and warranties and with respect to Critical Deficiencies.

3.5	Adequacy of Personal Property.

The PH Personal Property and the PH Leased Equipment with respect to the PH Restaurants operated by PH constitute all of the items of tangible personal property required to operate such PH Restaurants as Pizza Hut and/or Pizza Hut/WingStreet restaurants. This representation does not constitute a representation of the condition of the PH Personal Property or PH Leased Equipment, each of which are sold or assigned, as applicable, "AS IS, WHERE IS", with all faults, except as otherwise specifically provided in these representations and warranties and with respect to Critical Deficiencies.

3.6	Leases.

Each of the material PH Equipment Leases with respect to the PH Restaurants operated by PH is in full force and effect, and to the knowledge of PH, PH has not received notice of a material default under any of them. Each of the PH Real Property Leases with respect to the PH Restaurants operated by PH is in full force and effect, and PH has not received notice of any uncured default under any of them. PH has the right to assign each such PH Equipment Lease and PH Real Property Lease to NPC, providing NPC with the right to use such PH Leased Equipment or to occupy such PH Leased Real Property, as the case may be, on terms and conditions that are materially the same as PH had prior to any such assignment. This representation does not constitute a representation as to the adequacy of any lessor's title to any of the PH Leased Equipment or the PH Leased Real Property, as the case may be.

3.7	Insurance.

PH carries adequate insurance (both in form and amount), subject to deductibles, with respect to the PH Business and real and personal property of the PH Restaurants operated by PH. Such insurance is in effect and will remain in effect through the Closing Date.

3.8	Taxes.

PH or its consolidated parent has filed all requisite federal, state and local tax returns and has paid all taxes required thereby, to the extent they have become due and payable, other than (i) those not yet delinquent and presently payable without penalty or interest, and (ii) any that are being contested in good faith by appropriate proceedings. PH will indemnify NPC for any damages suffered by NPC as a result of PH’s failure to pay any such taxes to the extent such taxes related to the ownership or operation of the Restaurants prior to the applicable Closing Date.

3.9	Brokerage and Finder's Fees.

Neither PH, nor any of its respective Affiliates or any of their respective stockholders, directors, officers, partners or employees, on behalf of PH, has retained or dealt with any broker or finder, or has incurred or will incur any liability for brokerage fees, commissions or finder's or similar fees in connection with the transactions contemplated by this Agreement or the other documents contemplated hereby.

3.10	Absence of Certain Changes.

Each of the unaudited profit and loss summaries (the "Profit and Loss Summaries") that relate to the PH Restaurants for the periods ended August 15,

2008 previously delivered to NPC are true and correct in all material respects. Since August 15, 2008, none of the PH Restaurants have suffered any material adverse change in its financial condition or results of operations other than changes in the ordinary course of business that, individually or in the aggregate, have not had a Material Adverse Effect on such PH Restaurants. PH agrees to inform NPC of any material adverse changes to the financial condition or results of operations of the PH Restaurants prior to the Closing.

3.11	Environmental Matters.

To the best of PH’s knowledge, without independent investigation and except as otherwise reflected in PH’s files regarding the PH Restaurants which have been provided to NPC:

(a)	The PH Restaurants contain no asbestos in friable form;

(b)       No underground petroleum or chemical storage tanks or underground storage facilities are located under the PH Restaurants;

(c)       No contaminant, industrial waste, pollutant1, toxic or hazardous waste, or any similar substance of any kind or character has been stored, processed, or disposed of in or around the PH Restaurants in conducting the PH Business, or discharged at any time by PH directly or indirectly into the environment in violation of any law or governmental regulation applicable to PH, or into any sanitary sewer connection or treatment system except in conformity with requirements of all applicable laws, regulations and valid permits nor has any such act or occurrence taken place under the ownership of a prior owner which has not been cured, except in such instances which would not have a Material Adverse Effect on the PH Restaurants taken as a whole; and

(d)       With respect to the PH Restaurants, PH has not at any time been the subject of any governmental investigation or proceeding pertaining to the use, storage, processing, transportation or disposition of toxic or hazardous waste or any other subject or material that has been determined to be hazardous to human health under applicable law or government regulation, nor has it been the subject of any governmental investigation or proceeding pertaining to violation of any waste water or sewage disposal statutes or regulations applicable to the business and operations of PH.

_________________________

1 The term “pollutant” means any substance subject to control under the Federal Water Pollution Act, 33 U.S.C. § 1251, et seq., or the Clean Air Act, 42 U.S.C. § 7401, et seq., or regulations promulgated thereunder. The term “toxic or hazardous waste” means any chemical, substance, or material that is classified by the Environmental Protection Agency as a hazardous substance under the Comprehensive Environmental Response, Compensation’ and Liability Act of 1980, 42 U.S.C. § 9601, et seq., or regulations promulgated thereunder, or under the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901, et seq., or regulations promulgated thereunder, or which is a petroleum product, or which is classified by an applicable state or local regulation or statute as a hazardous waste.

4.	Representations and Warranties of NPC.

NPC represents and warrants to PH that as of the date of this Agreement and as of the Closing, except as provided in the NPC Disclosure Schedule attached hereto:

4.1	Organization, Standing, Power and Authority.

NPC is a corporation duly organized and in good standing under the laws of the jurisdiction in which it is incorporated and in which it is doing business, and has full power and authority to execute, deliver and perform its obligations under this Agreement and each other agreement or document executed or to be executed by it in connection herewith, and to consummate the transactions contemplated hereby and thereby. NPC meets all of the standards for, and requirements of, franchisees of PHI, including without limitation the standards set forth in the Manual (as defined in the Franchise Agreement) and the requirements set forth on Schedule 4.1 hereto. This Agreement has been, and each other agreement or document to be executed by NPC in connection herewith will be, duly executed and delivered by NPC and constitutes, or will constitute, a legal, valid and binding obligation of NPC, enforceable against NPC in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

4.2	No Conflict or Breach.

The execution, delivery and performance of this Agreement and any other agreements or documents contemplated hereby and the consummation by NPC of the transactions contemplated hereby or thereby do not and will not:

(a)       conflict with or constitute a violation of the articles of incorporation or by laws or other organizational documents, as applicable, of NPC or any of its Affiliates that sign this Agreement and/or the Franchise Agreement;

(b)       conflict with or constitute a violation of (with or without the giving of notice or the lapse of time or both) any provision of any law, judgment, order, decree, rule or regulation of any legislative body, court, governmental or regulatory authority or arbitrator which is applicable to or relates to NPC; or

(c)       with or without the giving of notice or the lapse of time or both, violate or conflict with, constitute a default under, result in a breach, acceleration or termination of any provision of, or require notice to or the consent of any third party under, any contract, agreement, commitment, indenture, mortgage, deed of trust, lease, licensing agreement, note or other instrument or obligation to which NPC is a party or by which NPC is bound, which could, individually or in the aggregate, reasonably be expected to have a material adverse effect upon NPC or the ability of NPC to perform its obligations under this Agreement or any other agreement or document contemplated hereby.

4.3	Consents.

No consent, approval, or authorization of, or designation, declaration or filing with, or notice to, any legislative body, court, governmental or regulatory authority or arbitrator under any provision of any law, judgment, order, decree, rule or regulation is required on the part of NPC in connection with the execution, delivery and performance of this Agreement or any other agreement or document contemplated hereby or with the consummation of the transactions contemplated hereby and thereby, except for the filings with the FTC and the DOJ referred to in Section 7.3.

4.4	Title to Owned Property.

NPC has good and marketable title to all of the NPC Personal Property and the NPC Owned Real Property with respect to the NPC Restaurants operated by NPC, free and clear of any liens and encumbrances, except for (i) with respect to any NPC Restaurant operated by NPC, NPC Personal Property disposed of prior to the Closing in the ordinary course of business of such NPC Restaurant consistent with the past operations of NPC and Section 7.1, below, (ii) certain fixtures, buildings and improvements located on the NPC Leased Real Property which NPC has the right to use pursuant to the NPC Real Property Leases (or any of them), (iii) easements or other encumbrances which do not materially adversely affect the ownership or full use and enjoyment of the NPC Owned Real Property, or the purposes for which it is currently used, and (iv) liens for taxes and assessments not yet due and payable. This representation does not constitute a representation by NPC as to the title of NPC's lessors of any NPC Leased Real Property or NPC Leased Equipment, nor does this representation constitute a representation of the condition of any of the NPC Personal Property or the NPC Owned Real Property or the NPC Leased Real Property, which is sold or leased, as applicable, "AS IS, WHERE IS", with all faults, except as otherwise specifically provided in these representations and warranties and with respect to Critical Deficiencies.

4.5	Adequacy of Personal Property.

The NPC Personal Property and the NPC Leased Equipment with respect to the NPC Restaurants operated by NPC constitute all of the items of tangible personal property required to operate such NPC Restaurants as Pizza Hut and/or Pizza Hut/WingStreet restaurants. This representation does not constitute a representation of the condition of the NPC Personal Property or NPC Leased Equipment, each of which are sold or assigned, as applicable, "AS IS, WHERE IS", with all faults, except as otherwise specifically provided in these representations and warranties and with respect to Critical Deficiencies.

4.6	Leases.

Each of the material NPC Equipment Leases with respect to the NPC Restaurants operated by NPC is in full force and effect, and to the knowledge of NPC, NPC has not received notice of a material default under any of them. Each of the NPC Real Property Leases with respect to the NPC Restaurants operated by NPC is in full force and effect, and NPC has not received notice of any uncured default under any of them. NPC has the right to assign each such NPC Equipment Lease and NPC Real Property Lease to PH, providing PH with the right to use such NPC Leased Equipment or to occupy such NPC Leased Real Property, as the case may be, on terms and conditions that are materially the same as NPC had prior to any such assignment. This representation does not constitute a representation as to the adequacy of any lessor's title to any of the NPC Leased Equipment or the NPC Leased Real Property, as the case may be.

4.7	Insurance.

NPC carries adequate insurance (both in form and amount), subject to deductibles, with respect to the NPC Business and real and personal property of the NPC Restaurants operated by NPC. Such insurance is in effect and will remain in effect through the Closing Date.

4.8	Taxes.

NPC or its consolidated parent has filed all requisite federal, state and local tax returns and has paid all taxes required thereby, to the extent they have become due and payable, other than (i) those not yet delinquent and presently payable without penalty or interest, and (ii) any that are being contested in good faith by appropriate proceedings. NPC will indemnify PH for any damages suffered by PH as a result of NPC’s failure to pay any such taxes to the extent such taxes related to the ownership or operation of the NPC Restaurants prior to the applicable Closing Date.

4.9	Brokerage and Finder's Fees.

Neither NPC nor any of its Affiliates or any of its respective stockholders, directors, officers, partners or employees, on behalf of NPC, has retained or dealt with any broker or finder, or has incurred or will incur any liability for brokerage fees, commissions or finder's or similar fees in connection with the transactions contemplated by this Agreement or the other documents contemplated hereby.

4.10	Absence of Certain Changes.

Each of the unaudited profit and loss summaries (the "Profit and Loss Summaries") that relate to the NPC Restaurants for the periods ended July 29, 2008 previously delivered to PH are true and correct in all material respects.

Since July 29, 2008, none of the NPC Restaurants have suffered any material adverse change in its financial condition or results of operations other than changes in the ordinary course of business that, individually or in the aggregate, have not had a Material Adverse Effect on such NPC Restaurants. NPC agrees to inform PH of any material adverse changes to the financial condition or results of operations of the NPC Restaurants prior to the Closing.

4.11	Environmental Matters.

To the best of NPC’s knowledge, without independent investigation and except as otherwise reflected in NPC’s files regarding the NPC Restaurants which have been provided to PH:

(a)	The NPC Restaurants contain no asbestos in friable form;

(b)       No underground petroleum or chemical storage tanks or underground storage facilities are located under the NPC Restaurants;

(c)       No contaminant, industrial waste, pollutant2, toxic or hazardous waste, or any similar substance of any kind or character has been stored, processed, or disposed of in or around the NPC Restaurants in conducting the NPC Business, or discharged at any time by NPC directly or indirectly into the environment in violation of any law or governmental regulation applicable to NPC, or into any sanitary sewer connection or treatment system except in conformity with requirements of all applicable laws, regulations and valid permits nor has any such act or occurrence taken place under the ownership of a prior owner which has not been cured, except in such instances which would not have a Material Adverse Effect on the NPC Restaurants taken as a whole; and

(d)       With respect to the NPC Restaurants, NPC has not at any time been the subject of any governmental investigation or proceeding pertaining to the use, storage, processing, transportation or disposition of toxic or hazardous waste or any other subject or material that has been determined to be hazardous to human health under applicable law or government regulation, nor have they been the subject of any governmental investigation or proceeding pertaining to violation of any waste water or sewage disposal statutes or regulations applicable to the business and operations of NPC.

_________________________

2 The term “pollutant” means any substance subject to control under the Federal Water Pollution Act, 33 U.S.C. § 1251, et seq., or the Clean Air Act, 42 U.S.C. § 7401, et seq., or regulations promulgated thereunder. The term “toxic or hazardous waste” means any chemical, substance, or material that is classified by the Environmental Protection Agency as a hazardous substance under the Comprehensive Environmental Response. Compensation’ and Liability Act of 1980, 42 U.S.C. § 9601, et seq., or regulations promulgated thereunder, or which is a petroleum product, or which is classified by any applicable state or local regulation or statute as a hazardous waste.

4.12	Obligations Under Other Franchise Agreements.

Neither NPC nor any Affiliate of it is in default under any existing franchise agreement with PHI or with YUM! Brands, Inc. or any division or subsidiary thereof, nor does there exist any condition or conditions that, with the giving of notice, the passage of time, or both, would ripen into a default thereunder.

4.13	NPC Financial Statements. INTENTIONALLY DELETED

4.14	Supplemental Operational and Financial Conditions.

NPC shall have satisfied, or agreed to satisfy, in a manner satisfactory to PH and PHI, the operational and financial conditions set forth on Schedule 4.14 attached hereto, which include by way of example, the conditions applicable to all current or future sale/leaseback transactions involving any of the Restaurants or any other Yum! Brands restaurants or businesses that NPC and/or its affiliates may now or hereafter own, operate or otherwise be involved in. Any such failure by NPC to satisfy the conditions set forth on Schedule 4.14 shall constitute a breach by NPC under the PHI Franchise Agreement.

5.	Purchase Price and Other Payments.

As consideration for the transfer of the PH Assets and the NPC Assets and the other undertakings of the parties, the following amounts shall be paid at the times noted:

5.1	Exclusivity Fee – INTENTIONALLY DELETED

5.2	Purchase Price.

The total consideration paid by PH and PHI for the sixty-eight (68) NPC Assets acquired by PH at the Closing will be $18,775,530 (“NPC Purchase Price”). The total consideration paid by NPC for the ninety-nine (99) PH Assets at the Closing will be $24,909,145 (“PH Purchase Price”).

5.3	Charges.

Within fifteen (15) days after the Closing, the respective seller will submit a request for reimbursement from the respective purchaser for the net amounts due such seller for useable inventories, change funds, prepaid items (including rent and advertising), property taxes, title, surveys and utilities. The respective purchaser will promptly pay such amounts within fifteen (15) days after receiving such request for reimbursement. No amounts will be paid to the respective seller prior to the Closing.

5.4	Other Taxes and Fees.

At Closing, or when otherwise due, as provided in Section 10.9, the respective purchaser shall pay to the respective seller, or to the appropriate governmental authority, any and all applicable sales, use, excise, transfer, documentary, and recording fees and taxes, and all other fees and taxes arising from the Acquisition (other than the respective sellers’ income taxes) that any party hereto may be required to pay by any applicable law, rule or regulation.

5.5	Other Amounts.

At Closing, or when otherwise due, the respective purchaser shall pay to the respective seller, or to the appropriate payee, any other amounts due under this Agreement (including any schedule hereto) or any other agreement contemplated hereby.

The NPC Purchase Price shall be paid by wire transfer of immediately available funds to an account designated by NPC in accordance with Section 10 below. All such amounts must be wired to NPC by no later than 11:01 a.m. on the Closing Date. NPC will pay the PH Purchase Price in part from the proceeds of the NPC Purchase Price by wire transfer of immediately available funds to an account designated by PH in accordance with Section 10 below. All such amounts must be wired to PH by no later than 12:01 p.m. on the Closing Date. The PH Purchase Price includes the initial franchisee fees required by the Franchise Agreement, which initial fees will be collected by PH and remitted to PHI. The PH Purchase Price does not include any other fees due under the Franchise Agreement.

5.6	New Store and Construction in Progress Reimbursement.

At Closing, the respective purchaser will reimburse the respective seller for the actual construction, permitting and architectural and engineering costs incurred prior to the Closing to construct the stores that are listed on Schedule 5.6. In addition, the respective purchaser will reimburse the respective seller such costs for any other new construction completed or in progress at the Closing (including WingStreet conversions completed after August 1, 2008). The amounts to be reimbursed for the stores listed on Schedule 5.6 for construction actually completed as of Closing will be certified in writing by the respective seller at closing and such amount shall be paid at Closing, but such amount will not exceed the amounts outlined in Schedule 5.6. The respective seller shall provide such detail as to such amounts to be reimbursed as shall be reasonably requested by the respective purchaser. The WingStreet conversions and the costs incurred, or to be incurred, for such conversions are listed on Schedule 5.6(a).

6.	Documents To Be Delivered At Closing.

Prior to or at the Closing of the Acquisition, the parties will exchange the following executed documents:

6.1	Documents To Be Delivered By PH And PHI.

(a)       Assignment and Assumption Agreement for the Real Property Leases and Blanket Guaranty in the form of Exhibit "A" hereto, accompanied by any required consents and estoppel certificates (or indemnities) as contemplated by Section 1.3(b);

(b)	a Bill of Sale for the Assets, in the form attached as Exhibit "C";

(c)       Assignment and Assumption Agreement for the Equipment Leases and Contracts being assumed in the form of Exhibit "D" hereto;

(d)       the Access and Confidentiality Agreement in the form attached as Exhibit "E";

(e)       Seller Leases of the Owned Real Property in the form of Exhibit “H”; and

(f)	any other documents reasonably requested by any party.

6.2	Documents To Be Delivered By NPC:

(a)       Assignment and Assumption Agreement for the Real Property Leases and Blanket Guaranty in the form of Exhibit "A" hereto, accompanied by any required consents and estoppel certificates (or indemnities) as contemplated by Section 2.3(b);

(b)	a Bill of Sale for the Assets, in the form attached as Exhibit "C";

(c)       Assignment and Assumption Agreement for the Equipment Leases and Contracts being assumed in the form of Exhibit "D" hereto;

(d)	Seller Leases of the Owned Real Property in the form of Exhibit “H”;

(e)	the Franchise Agreements in the form attached as Exhibit “B”;

(f)        the Access and Confidentiality Agreement in the form attached as Exhibit “E”;

(g)       the Pepsi-Cola Beverage Supply and Marketing Agreement in the form attached as Exhibit “G”, if required;

(h)       the WingStreet Development Authorization Agreement attached as Exhibit “I”;

(i)	the Amendment to Franchise Agreement attached as Exhibit “K”; and

(j)	any other documents reasonably requested by any party.

7.	Covenants.

7.1	Operation Until Closing.

Prior to and including the Closing Date, each party will operate the respective Restaurants in the ordinary course of business. PH and NPC will maintain the PH Assets and NPC Assets, respectively, with respect to the respective Restaurants in substantially the same condition (ordinary wear and tear excepted) as they were in on the date of this Agreement, except for (i) the respective Personal Property disposed of in the ordinary course of business consistent with the past operations of such Restaurant; provided, however, any such Personal Property must be replaced by similar assets of equal or greater value in like or better condition than those assets transferred or removed or (ii) the respective Personal Property transferred among the respective Restaurants that are subject to this Agreement. PH and NPC will only make capital improvements to the Restaurants that have been authorized as evidenced by a fully approved and executed CAPEX dated prior to the date of this Agreement. Notwithstanding the foregoing, PH and NPC will not perform any CAPEX work to their respective Restaurants that is otherwise scheduled to occur after the Closing Date. The damage or destruction of any Restaurant operated by either party before the Closing will not affect the other party's obligation to close the transactions contemplated by this Agreement. Subject to the requirements of any applicable Real Property Lease, the respective party shall proceed to repair the damage or, if such repair is not reasonably practicable in the opinion of such party prior to the closing date, then such party shall credit to the other party at the Closing an amount equal to the sum of the reasonable cost (as agreed by the parties) of repairing or restoring the damaged or destroyed restaurant to substantially the same condition as immediately before the damage or destruction.

7.2	Access to Restaurants and Employees.

Neither party (nor its respective consultants, attorneys, lenders or advisers) may inspect any Restaurant belonging to the other party or contact any Pizza Hut employees working in such Restaurant or market until (i) Employee Announcements have been made by the respective party to the employees of the Restaurants, and (ii) the Access and Confidentiality Agreement in the form attached hereto as Exhibit “E” has been executed by both parties (and if applicable in the sole discretion of both parties, both parties consultants, attorneys, lenders or other advisors). Once these conditions have been met, if either party chooses to inspect the Restaurants operated by the other party (under the conditions set forth herein and in the Access and Confidentiality Agreement), each party must schedule such inspections with the other party and PHI, must be accompanied by an agent or employee of the other party and PHI and both parties must conduct the inspections in a manner that minimizes disruption to the Restaurant’s operations. Any such inspections are for informational purposes only; the Restaurants are being sold “AS IS, WHERE IS”, except as otherwise provided in the representations and warranties in this Agreement and with respect to Critical Deficiencies. Each party’s (and its consultant’s, attorney’s, lender’s or other advisor’s) right to perform environmental audits on the respective Owned Real Property is subject to the party’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed) and the conditions set for the in Sections 1.7 and 2.7, as well as the execution and delivery of the Access and Confidentiality Agreement, described above, and the terms and conditions contained therein. Neither party has the right to perform environmental audits of the respective Leased Real Property. Both parties acknowledge and agree that a violation of this Section 7.2 shall constitute a default under this Agreement and the other party shall have, in addition to any other rights or remedies hereunder, at law or in equity, the right to terminate this Agreement.

7.3	Hart-Scott-Rodino Act.

Both parties shall, in cooperation with the other, file (or cause to be filed) with each of the DOJ and the FTC any reports or notifications that may be required to be filed by them under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") in connection with the transactions contemplated by this Agreement. If PH, based upon the advice of counsel, determines that any filings with the DOJ and the FTC are necessary, NPC and any necessary Affiliates of NPC agree to make any such filings in connection with the transactions contemplated by this Agreement upon request from PHI. Both parties shall promptly comply with all requests for further documents and information made by the DOJ or the FTC, shall use their reasonable best efforts to obtain early termination of all waiting periods under the HSR Act, and shall furnish to the others all such information in its possession as may be necessary for the completion of the reports or notifications to be filed by the others. All fees due from any party to the FTC or the DOJ under the HSR Act in connection with the filing of any of those reports or notifications shall be shared equally by NPC and PHI.

7.4	Financing of Purchase Price.

(a)       Prior to execution of this Agreement, NPC (i) shall notify PH of the source(s) of financing that NPC proposes to use to consummate the transactions contemplated by this Agreement, and (ii) shall provide PH with a copy of the commitment(s) of the source(s) to provide such financing. NPC hereby acknowledges and agrees that at least 20% of the total transaction costs (which include the Purchase Price and all closing costs and other costs or indebtedness to be incurred by NPC related to the Acquisition) (collectively, the “Total Transaction Costs”), must be in the form of at-risk equity, as determined by PH, and that no more than 80% of the Total Transaction Costs may be secured by a lien on the real and personal property (the "Property") being sold by PH to NPC pursuant hereto. A Sources and Uses of Funds Statement, detailing all amounts and sources of equity, closing costs and any indebtedness to be incurred by NPC related to the Acquisition, has been provided by NPC and is attached as Schedule 7.4 hereto. NPC acknowledges that PHI and PH’s approval of the NPC's equity structure and financing was a condition to entry into this Agreement and the Acquisition. NPC agrees that it will not refinance the its debt or equity, without the prior written consent of PHI, for a period of three years from the Closing Date, which consent shall not be unreasonably withheld. NPC and PH and PHI agree, however, that it shall not be unreasonable for PHI to withhold consent if such refinancing or restructuring would result in a reduction of the equity of NPC below 20% of the Total Transaction Costs. NPC agrees to, and hereby does, authorize each proposed source of third party financing to provide to PH, from time to time, information with respect to the likelihood and form in which financing will be provided to NPC. At the time of applying for any third party financing, NPC shall notify the third party of the PH’s right to the information described in this Section and of the terms and requirements of this transaction and of this Agreement and the agreements contemplated hereby.

(b)       NPC hereby acknowledges and agrees that NPC shall not pledge or grant a lien or security interest or otherwise encumber any portion of its interest in or under (i) any of the Real Property Leases or Equipment Leases without the prior written consent of the lessor thereunder (which consent shall be in such lessor's sole discretion, with PH having no control over whether or not such lessor will consent), including the filing of leasehold mortgages or financing statements, (ii) any of the Contracts without the prior written consent of the other party thereto (which consent shall be in such other party's sole discretion, with PH having no control over whether or not such other party will consent), (iii) the Franchise Agreement and any other franchise agreements between PHI and NPC or its Affiliates, or (iv) any intellectual property of PHI, any rights in any "Pizza Hut Marks" (as defined in the Franchise Agreement), any proprietary PHI software or computer operating system or any PHI trademarked property. NPC further acknowledges and agrees that it will not permit any of the equity interests in NPC to be pledged or otherwise encumbered for any reason. NPC agrees that it will not take any action which alters or affects any of PH’s rights under the Real Property Leases or the Assignment and Assumption of Lease Agreements and that the terms of any financing obtained by NPC shall not violate the terms of the Franchise Agreement, this Agreement (including any schedules and exhibits thereto) or the Real Property Leases, including but not limited to terms concerning payment of insurance proceeds.

(c)       Without the prior written consent of the PHI Law Department, attention John J. Murphy, neither NPC, its Affiliates or any of its respective agents or representatives, including any parties who may be providing financing to NPC, shall have any contact with any of the lessors of the PH Leased Real Property or the PH Leased Equipment or any of the parties to the PH Contracts (other than PH) prior to the Closing.

(d)       The covenants contained in this Section 7.4, or some of them, will also be contained in an amendment to the Franchise Agreement and any breach of such covenants shall also constitute a default under Section 18.2 of the Franchise Agreement.

7.5	Guaranty. – INTENTIONALLY DELETED

7.6	Recordation.

(a)       NPC shall cause all Memoranda of Lease covering the PH Owned Real Property and all Assignment and Assumption of PH Lease Agreements relating to the transfer of all PH Leased Real Property pursuant to this Agreement to be recorded in the local county or applicable authority’s recording or real estate recording office where each such property is located no later than five (5) business days after the Closing Date.

(b)       PH shall cause all Memoranda of Lease covering the NPC Owned Real Property and all Assignment and Assumption of NPC Lease Agreements relating to the transfer of all NPC Leased Real Property pursuant to this Agreement to be recorded in the local county or applicable authority’s recording or real estate recording office where each such property is located no later than five (5) business days after the Closing Date.

7.7	Capital Expenditures. - INTENTIONALLY DELETED

8.	Employees.

8.1	Definitions.

In connection with this Section 8, the transferee of a specific Restaurant shall sometimes be referred to as the “New Employer” and the transferor of that Restaurant shall sometimes be referred to as the “Former Employer”. Employees at any Restaurant who employment is terminated by the Former Employer and who are thereafter hired by the New Employer shall be referred to as the “New Employees”.

8.2	Transfer of Employees.

Unless otherwise agreed before Closing, the Former Employer will terminate the employment of each restaurant-level employee at the close of business on the Closing Date. The Former Employer will directly pay all terminated employees, including any of the New Employees hired by the New Employer for earned and unused vacation, in accordance with the Former Employer’s normal policies (which does not call for PH to pay for accrued but unearned vacation). The terminated employees may become New Employees of the New Employer as of the day following the Closing Date and PHI hereby waives any violation of Section 13.2 of the Franchise Agreement with respect to the New Employees. All claims of the employees arising out of the employment with the Former Employer before the Closing Date will be the sole liability of the Former Employer, and the Former Employer will indemnify the New Employer from all claims of that nature.

As between the Former Employer and the New Employer, the New Employer assumes all claims of the New Employees relating to employment by the New Employer arising after the Closing Date, and the New Employer will indemnify the Former Employer from all such claims by them. For the purpose of determining benefits for New Employees, the New Employer agrees to honor the New Employees’ length of service and anniversary dates with the Former Employer. The Former Employer will furnish the New Employer a list of the New Employees that defines their length of service and anniversary dates. The New Employer understands that the active participation of the New Employees in all benefit plans maintained by the Former Employer will end on the Closing Date. The Former Employer will continue any employee benefit payment obligations for the New Employees who are on leave of absence or disabled on the Closing Date in accordance with the Former Employer’s or PHI’s policies.

If any of the Former Employer’s above restaurant employees are transferred to other operations of the Former Employer (“Transferred Employees”), the Former Employer will (upon request of the New Employer) use their reasonable best efforts to provide to the New Employer the services of some or all of the Transferred Employees (as chosen by the New Employer) for up to 60 days after the Closing. The New Employer will reimburse the Former Employer for all payroll and benefit costs associated with any such loaned Transferred Employees. Compensation increases to employees of the respective Businesses shall be permitted as provided in Schedule 8.2.

9.	Conditions to Closing.

9.1	Obligations of PH and NPC.

(a)       The obligations of the parties, to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(i)        there shall not be in effect any preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States or by any United States federal or state governmental or regulatory body nor any statute, rule, regulation or executive order promulgated or enacted by any United States federal or state governmental authority which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement or any other agreement or document contemplated hereby; and

(ii)       any filings required to be made under the HSR Act shall have been made, and all applicable waiting periods thereunder with respect to the transactions contemplated by this Agreement shall have expired or been terminated.

9.2	Obligations of PH.

(a)       PH's obligations to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by PH):

(i)        The representations and warranties of NPC set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein (other than the representations and warranties contained in Section 4.1)) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties (other than the representations and warranties contained in Section 4.1) to be so true and correct has not had and would not have, individually or in the aggregate, a Material Adverse Effect;

(ii)       NPC shall have performed and complied with each obligation, covenant and condition required by this Agreement and the other documents contemplated hereby to be performed or complied with by it prior to or at the Closing, with such exceptions as could not reasonably be expected to result in a material adverse effect on the ability of NPC to perform its obligations under this Agreement or any other agreement or document contemplated hereby provided, however, that nothing in this subparagraph shall affect PH’s rights under Section 7.2 in the event of a default thereunder;

(iii)      the YUM! Brands, Inc. Board of Directors, and PHI will have approved the transactions contemplated by this Agreement;

(iv)      PH will have received a copy of resolutions adopted at a meeting or unanimous written consent evidencing the action by NPC's Board of Directors approving the purchase of the PH Assets under this Agreement, which resolutions shall be certified by an authorized officer;

(v)       (A) NPC will deliver to PH a statement, signed by NPC's Chief Financial Officer, certifying that the aggregate amount of the stockholders’ equity shown on NPC’s pro forma balance sheet (which shall be prepared as of September 23, 2008 and shall give effect to the transactions contemplated by this Agreement (excluding any gain or loss associated with this transaction) and any net financing needed by NPC to pay the Total Transaction Costs) and will constitute at least 20% of the total of such equity plus all funded indebtedness, in each case, on the same pro forma basis, and (B)PH shall otherwise be reasonably satisfied in all respects with the capital structure of NPC;

(vi)      PH will have received a copy of the resolutions adopted at a meeting or by unanimous written consent of NPC’s Board of Directors approving the sale of the NPC Assets, which resolutions shall be certified by an authorized officer of NPC;

(vii)     NPC shall deliver to PH and PHI, and PH and PHI shall have received from NPC and its Affiliates, as PH and PHI deem reasonably necessary, all Franchise Disclosure Document receipts, including those relating to any Addenda or Amendments; and

(viii)    PH will have received the title insurance policies, surveys and environmental reports contemplated by Sections 2.3(a) and 2.7 in forms reasonably satisfactory to PH.

9.3	Obligations of NPC.

(a)       NPC's obligation to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by NPC):

(i)        The representations and warranties of PH set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein (other than the representations and warranties contained in Section 3.1)) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties (other than the representations and warranties contained in Section 3.1) to be so true and correct has not had and would not have, individually or in the aggregate, a Material Adverse Effect;;

(ii)       PH shall have performed and complied with each obligation, covenant and condition required by this Agreement and the other documents contemplated hereby to be performed or complied with by it prior to or at the Closing, with such exceptions as could not reasonably be expected to result in a material adverse effect on the ability of PH to perform their obligations under this Agreement or any other agreement or document contemplated hereby; provided, however, that nothing in this subparagraph shall affect NPC’s rights under Section 7.2 in the event of a default thereunder;

(iii)      NPC will have received a copy of resolutions of PH’s Board of Directors approving the sale of the PH Assets certified by an authorized officer of PH; and

(iv)      NPC will have received a copy of a resolution of PH’s Board of Directors approving the purchase of the NPC Assets under this Agreement certified by an authorized officer of PH.

10.	Closing.

Unless otherwise agreed, the consummation of the transactions contemplated by this Agreement will occur at the "Closing", at 10:00 a.m. (local time) on December 8, 2008, , at the offices of PHI in Dallas, Texas, or such other location as may be designated by PH in its reasonable discretion. (As used herein, the date the Closing actually occurs is referred to in this Agreement as the "Closing Date"). At the Closing, PH shall deliver to NPC, and NPC shall deliver to PH, the respective documents called for by Section 6 of this Agreement. PH shall pay the NPC Purchase Price to NPC and NPC shall pay the PH Purchase Price to PHI in the order and manner specified in Section 5.5.. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed. Upon the completion of the Closing, title to the respective Assets and the assumption of the respective Assumed Liabilities will be deemed to be effective as of 11:59 p.m. on the Closing Date. PH will cooperate with NPC to see that the transfer of the PH Assets proceeds smoothly and NPC will cooperate with PH to see that the transfer of the NPC Assets proceeds smoothly.

10.1	Post-Closing Adjustments.

From time to time after the Closing Date, PH and NPC may prepare and submit to the other party one or more post-closing statements concerning any obligations that become due under this Agreement that were not paid at Closing. The net amount owed will be paid within 30 days after receipt of the post-closing statement. Any amount not paid within 30 days after receipt of a post-closing statement will bear interest at the rate of 18% per annum, or the maximum legal rate. Without limiting the generality of this provision, the following is a non-exclusive list of some of the types of items that may be reimbursed through use of post-closing statements: rent; equipment lease payments; utilities; inventories and change funds; sales taxes and any applicable interest and penalties; real or personal property taxes; and advertising and other prepaid expenses. Reimbursement for certain smallwares will be as provided in Schedule 10.1.

10.2	Post Closing Indemnification.

NPC will indemnify PH, its affiliates, subsidiaries, employees, officers, directors, and agents, on an after-tax basis, against any loss, cost, damage, or other expense (including attorney's fees) (collectively, "Losses") that arise from operation of the PH Restaurants or related properties after Closing. Similarly, PH will indemnify NPC, its affiliates, subsidiaries, employees, officers, directors, and agents, on an after-tax basis, against any Losses that arise from operation of the NPC Restaurants or related properties after closing. PHI and PH (jointly and severally) will indemnify NPC, its affiliates, subsidiaries, employees, officers, directors, and agents, on an after-tax basis, against any Losses that arise from operation of the PH Restaurants or related properties on or before the Closing. Similarly, NPC will indemnify PH, its affiliates, subsidiaries, employees, officers, directors, and agents, on an after-tax basis, against any Losses that arise from operation of the NPC Restaurants or related properties on or before the Closing.

10.3	Critical Deficiencies.

Notwithstanding that the PH Assets and the NPC Assets are being sold to the respective parties “AS IS, WHERE IS” (except as otherwise provided in the respective representations and warranties of the parties in this Agreement), with all faults, and subject to the limitations set forth herein, both parties agree to indemnify the other party for the actual costs incurred by the respective party to cure any Critical Deficiency. For purposes of this section, a “Critical Deficiency” is a deficiency in the kitchen (or other area of the Restaurant that is not accessible to the general public) that a local health department determines is of such a magnitude that purchasing party would not be permitted to open the subject Restaurant for business while such deficiency exists. Each party’s obligation to provide the other party such indemnity is conditioned upon the purchasing party notifying the selling party of the Critical Deficiencies within seven (7) days after

Closing and providing the selling party with copies of all relevant inspection reports citing the Critical Deficiencies within thirty (30) days after Closing.

The maximum amount of the indemnity for which the selling party will be liable hereunder will not exceed the lesser of $10,000 per Critical Deficiency or, in the aggregate for the respective Restaurants listed on Schedule 1.1(a) and 2.1(a), being sold by the respective selling party, $3,000 per Restaurant. The selling party will have no obligation to indemnify the purchasing party for lost profits or other consequential damages resulting from any business interruption while the Critical Deficiencies are cured. The purchasing party specifically acknowledges that this provision supersedes entirely all prior oral or written discussions, agreements or understandings regarding the selling party’s responsibility for the costs to repair Critical Deficiencies or other faults related to the PH Assets or the NPC Assets. Reimbursement will be made to the respective party within forty-five (45) days after receipt of a reimbursement request from the other party.

10.4	Additional Documents.

For the period of two years following the Closing, each of the parties covenants to cooperate and provide such additional documents or instruments as the other party may reasonably request for the purpose of carrying out this Agreement. Each of the parties will use reasonable efforts, none of which shall require the payment of any consideration, to have their present officers, directors, and employees cooperate after the Closing in furnishing information, evidence, testimony and other assistance concerning matters, including but not limited to litigation and employment matters, that occurred prior to or after the Closing.

10.5	Post-Closing Financial Reporting.

For the period of twelve months after the Closing, NPC agrees to provide to PH and PHI complete monthly profit and loss statements on a unit by unit basis within 20 days after the end of each month. Additionally, for the period of twelve months after Closing and thereafter, NPC agrees to also provide PH and PHI (i) a statement of monthly gross sales on a unit by unit basis for each month within 10 days after the end of each month, (ii) profit and loss statements for each quarter within 45 days after the end of each quarter, and (iii) an annual profit and loss statement, an annual statement of cash flows and a consolidated balance sheet within 90 days after the end of each of NPC’s fiscal years. All financial reporting referred to in this subsection shall be prepared and consistently applied in accordance with generally accepted accounting principles.

10.6	NPC’s Acknowledgment.

NPC acknowledges that:

(a)       Except as set forth in Section 10.6(b), below, PH (and its agents and employees) have made no statements, representations or warranties to NPC as an inducement for NPC’s decision to purchase, except as contained in this Agreement or in the PHI Franchise Disclosure Document, and NPC’s decision to purchase was made independently by it with the aid of professional counselors, including legal, accounting, and financial advisors.

(b)       PH has made available to NPC, before NPC's execution of this Agreement, the Profit and Loss Summaries. NPC’s decision to purchase the PH Assets for the consideration set forth in this Agreement was made independently, based on this Agreement and on inspection of the Profit and Loss Summaries by NPC or its agents or representatives (and on other information available to NPC), without reliance on the book ledgers or on any oral statements of any kind or character by PH or its representatives.

10.7	PH’s Acknowledgment.

PH acknowledges that:

(a)       Except as set forth in Section 10.7(b), below, NPC (and its agents and employees) have made no statements, representations or warranties to PH as an inducement for PH’s decision to purchase, except as contained in this Agreement and PH’s decision to purchase was made independently by it with the aid of professional counselors, including legal, accounting, and financial advisors.

(b)       NPC has made available to PH, before PH's execution of this Agreement, the Profit and Loss Summaries. PH’s decision to purchase the NPC Assets for the consideration set forth in this Agreement was made independently, based on this Agreement and on inspection of the Profit and Loss Summaries by PH or its agents or representatives (and on other information available to PH), without reliance on the book ledgers or on any oral statements of any kind or character by NPC or its representatives.

10.8	Information Statement.

NPC and PH will timely file any information statement required by regulations issued pursuant to Section 1060(b) of the Internal Revenue Code of 1986, as amended. Each party will work with the other party regarding the allocation of the purchase price for the respective acquisitions; provided, however, that in the absence of mutual agreement on such allocation, neither party shall be bound by the other party’s allocation of such purchase price.

10.9	Closing Costs, Transfer Fees and Expenses.

NPC will pay, and indemnify PH from, any and all closing costs including, but not limited to, environmental reports, title search fees, title insurance premiums, recording costs and survey costs, sales, use, excise, transfer, documentary, recording, property and other taxes and fees (except PH’s income taxes) and other costs for which PH is to be reimbursed hereunder that arise out of the transactions contemplated by this Agreement that either of PH or NPC may be required to pay, which shall become due and payable prior to, on or after the Closing Date relative to the PH Assets.

PH will pay, and indemnify NPC from, any and all closing costs including, but not limited to, environmental reports, title search fees, title insurance premiums, recording costs and survey costs, sales, use, excise, transfer, documentary, recording, property and other taxes and fees (except NPC’s income taxes) and other costs for which NPC is to be reimbursed hereunder that arise out of the transactions contemplated by this Agreement that either of NPC or PH may be required to pay, which shall become due and payable prior to, on or after the Closing Date relative to the NPC Assets.

11.	Miscellaneous.

11.1	Notices.

Any notice or other communication under this Agreement shall be in writing (including, without limitation, by telecopy or like transmission) and shall be considered given (a) when delivered personally (including, without limitation, by overnight courier), (b) when telecopied (with confirmation of transmission having been received), or (c) three days after being mailed by registered mail (postage prepaid, return receipt requested), in each case to the respective parties at the addresses set forth below (or at such other address as a party may specify by notice to the other):

if to PH, to:

PHI

14841 Dallas Parkway

Dallas, Texas 75254

Attention: John J. Murphy, Esq.

Telecopy No.: (972) 338 6852

if to NPC, to:

7300 W. 129th Street

Overland Park, KS 66213

Attn: James K. Schwartz, President

with a copy to:

John A. Granda, Esq.

Stinson Morrison Hecker LLP

Suite 2900

1200 Walnut

Kansas City, Missouri 64105

11.2	Survival.

The provisions set forth in subsections 1.3(a), 1.4(b), 2.3(a), 2.4(b), 3.1, 3.2, 3.8, 3.11, 4.1, 4.2, 4.8, 4.11, 7.4, 11.4, 11.8 and 11.14 of this Agreement shall expressly and permanently survive the termination or abandonment of this Agreement. All covenants and agreements contained in this Agreement shall expressly and permanently survive the Closing Date and shall remain in full force and effect, except for the representations set forth in Sections 3 and 4, that are not listed in the first sentence of this Section 11.2, which representations shall expressly survive the Closing Date for a period of twelve months following the Closing Date.

11.3	Termination of Agreement.

This Agreement will terminate and be of no further force and effect if the transfer has not been consummated by the close of business on December 22, 2008.

11.4	Modification and Waiver.

No modification or waiver of any of the provisions of this Agreement, and no consent by any of the parties to any departure from the provisions of this Agreement by the other party, will be effective unless the modification or waiver is in writing and signed by the party or parties to be bound. Each modification or waiver will be effective only for the period, on the conditions, and for the specific instances and purposes specified in the writing. No notice to or demand on any of the parties in any case will entitle it, them, or any of them to any other or further notice or demand in similar or other circumstances.

11.5	Assignment: Binding Effect.

This Agreement is intended to inure to the benefit of, and is binding upon, the parties and all of their respective successors and permitted assigns. This

Agreement is not, however, assignable or transferable, in whole or in part, by any of the parties except upon the express prior written consent of all of the other parties, and nothing contained in this Agreement is intended to confer upon any person, other than the parties and their respective heirs, successors, and permitted assigns, any rights, remedies, or obligations under, or by reason of, this Agreement. Any request by NPC for PH’s consent to the assignment of this Agreement will be subject to the conditions on assignment contained in the Franchise Agreement. PHI and its respective successors and assigns are intended third-party beneficiaries of this Agreement. Notwithstanding the foregoing, however, PHI may assign all of its rights and obligations hereunder to YUM! Brands, Inc. ("YUM") or to any subsidiary of YUM that is the franchisor of the "Pizza Hut" concept and, upon such assignment, PHI will have no further liability hereunder.

11.6	Severability.

If any provision or provisions of this Agreement or of any of the documents or instruments delivered pursuant hereto, or any portion of any provision hereof or thereof, is invalid or unenforceable pursuant to a final determination of any court of competent jurisdiction or a result of future legislative action, that determination or action will be construed (whenever possible) so as not to affect the validity or enforceability hereof or thereof and will not affect the validity or effect of any other portion hereof or thereof which shall remain in full force and effect.

11.7	Entire Agreement.

This Agreement (including the Exhibits and the Schedules, which are incorporated into this Agreement by reference) contains the entire understanding of the parties with respect to the transactions contemplated by this Agreement and may be amended, modified, supplemented, or altered only by a writing duly executed by all of the parties. Any prior agreements or understandings relating to the same subject matter, whether oral or written, are entirely superseded by this Agreement (other than the confidentiality letter between the parties dated October 11, 2006).

11.8	Confidential Information.

This Agreement, the terms of the transactions contemplated by this Agreement, and any other information heretofore or hereafter disclosed or obtained in connection with this Agreement concerning the business, operations, affairs, or financial condition of any party hereto (collectively, the "confidential information"), will be kept confidential, except as otherwise required by law or legal process and except to the extent (i) the confidential information is or hereafter becomes lawfully obtainable from other sources who are under no confidentiality or fiduciary obligation not to make disclosure, or (ii) this duty of confidentiality is waived in writing by the party to whom the confidential information relates; provided however, that notwithstanding the foregoing, the confidential information may be disclosed to any lender, to YUM or any of its Affiliates, or to the respective attorneys, accountants, and financial advisors of any party hereto and its Affiliates, provided that such persons or entities agree to keep such information confidential. These obligations of confidentiality will permanently survive termination or abandonment of this Agreement.

11.9	GOVERNING LAW.

THIS AGREEMENT, AND ALL INSTRUMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT, UNLESS OTHERWISE EXPRESSLY PROVIDED IN THOSE OTHER INSTRUMENTS, SHALL IN ALL RESPECTS BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

11.10	Bulk Sales Waiver.

PH and NPC each waive compliance by the other with any bulk sales or similar laws that may be applicable to the transactions contemplated by this Agreement.

11.11	Expenses.

Except as otherwise expressly provided in this Agreement, each of the parties will bear its own expenses incident to this Agreement and the transactions contemplated by this Agreement, including without limitation all fees and disbursements of counsel and accountants retained by the party, whether or not the transactions contemplated by this Agreement are consummated.

11.12	Headings; Interpretation.

(a)       The headings of the various articles, sections and subsections of this Agreement have been inserted for the purpose of convenience of reference only, are not a part of this Agreement and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement.

(b)       When reference is made in this Agreement to an Article, Section, subsection, Schedule or Exhibit, such reference shall be to an Article, Section, subsection, Schedule or Exhibit of this Agreement unless otherwise indicated. Whenever the words "included", "includes" or "including" (or any other tense or variation of the word "include") are used in this Agreement, they shall be deemed to be followed by the words "without limitation". As used in this Agreement, the auxiliary verbs "will" and "shall" are mandatory, and the auxiliary verb "may" is permissive (and, by extension, is prohibitive when used negatively, as a denial of permission). All accounting terms used but not defined in this Agreement shall have the meanings determined by generally accepted accounting principles. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term, and references to a person include any individual, corporation, partnership or other entity and its permitted heirs, successors and assigns. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes.

(c)       When reference is made in this Agreement to the "relevant" Franchise Agreement, such reference shall be to the Franchise Agreement to which NPC being referred to in the context of such reference is a party.

(d)       For purposes of this Agreement, the term "Affiliate" shall mean, with respect to any person or entity, any other person or entity that directly or indirectly controls, is controlled by, or is under common control with, such first person or entity.

(e)       The term “Business” means the NPC Business or the PH Business, as the case may be.

(f)        The term “Material Adverse Effect” shall mean any circumstance, change in or effect on a party or its respective Business that, individually or in the aggregate with all other circumstances, changes in or effects on such party or its respective Business, is or is reasonably likely to be materially adverse to the franchise relationships, results of operations, financial condition or assets of the respective Business taken as a whole; provided, however, that none of the following shall be considered in determining whether there has been a breach of a representation, warranty, covenant or agreement in this Agreement that is qualified by the term “Material Adverse Effect” or whether a “Material Adverse Effect” has occurred: (a) (i) the taking of any action by a party approved or consented to in writing by the other party or (ii) any action specifically required to be taken or not taken by any party pursuant to the terms and covenants contained in this Agreement or (b) (i) changes in general economic conditions, (ii) changes in laws or interpretations thereof by a governmental authority, (iii) changes in generally accepted accounting principles, or (iv) changes in current conditions caused by acts of terrorism or war (whether or not pending, threatened or declared) occurring after the date hereof, which, in the case of each of the items in clause (b) of this proviso, do not materially disproportionately affect the respective Business relative to other persons or entities operating in the same industry.

(g)       The term “Restaurants” means the NPC Restaurants or the PH Restaurants, as the case may be.

(h)       The term “Total Transaction Costs” means (i) the excess of Purchase Price for the NPC Acquisition over the Purchase Price for the PH Acquisition (the “Net Purchase Price”), (ii) all closing costs for the NPC Acquisition, and (iii) the indebtedness to be incurred by NPC related to the Net Purchase Price.

11.13	Time is of the Essence.

Time is of the essence in the performance of this Agreement. Facsimile signatures, including signatures relating to the execution of this Agreement, shall be deemed legally binding.

11.14	Anouncements.

(a)       Except as required by law or legal process, NPC, its Affiliates or any of its respective subsidiaries, employees, officers, directors, agents or representatives may not, without the prior written consent of PH (which consent shall not be unreasonably withheld, conditioned or delayed after the Closing Date but may be arbitrarily withheld, conditioned or delayed prior thereto), make any announcement to the public concerning the transactions contemplated by this Agreement.

(b)       Except as required by law or legal process, PH, its Affiliates or any of its respective subsidiaries, employees, officers, directors, agents or representatives may not, without the prior written consent of NPC (which consent shall not be unreasonably withheld, conditioned or delayed after the Closing Date but may be arbitrarily withheld, conditioned or delayed prior thereto), make any announcement to the public concerning the transactions contemplated by this Agreement.

(c)       This subsection 11.14 shall expressly and permanently survive the termination or abandonment of this Agreement.

11.15	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

11.16	No Specific Enforcement.

Each of the parties to this Agreement acknowledges that the Restaurants, the Assets, the Owned Real Property and the Leased Real Property are not of a special, unique or extraordinary character, and that any breach of this Agreement or any of the agreements or documents contemplated hereby by any party hereto could be compensated for by damages. Accordingly, if any party hereto breaches its obligations under this Agreement or any of the agreements or documents contemplated hereby, the other party hereto shall not be entitled to enforcement of this Agreement or such other agreement or document by a decree of specific performance requiring that the breaching party fulfill its obligations hereunder or thereunder.

11.17	Submission to Jurisdiction.

For purposes of any legal action or proceeding relating to this Agreement or any other agreements or documentation contemplated by the Acquisition, including recognition or enforcement of any judgment, both parties hereby irrevocably and unconditionally submit themselves and their property to the non-exclusive general jurisdiction of the state and federal courts of the county in which PHI then has its principal place of business, and any applicable appellate courts. Both parties waive any objection to venue or the inconvenience of such courts. Both parties waive, to the extent not prohibited by law, any right they may have to claim any special, exemplary or consequential damages in such action or proceeding.

11.18	Arms Length Contract.

This Agreement has been negotiated "at arms length" by the parties hereto, each represented by counsel of its choice and each having an equal opportunity to participate in the drafting of the provisions hereof. Accordingly, in construing the provisions of this Agreement no party shall be presumed or deemed to be the "drafter" or "preparer" of the same.

11.19	No Future Acquisition Rights.

NPC expressly acknowledges and agrees that it has no rights to acquire any additional restaurants or properties, other than those expressly provided in this Agreement, from PHI or any of its Affiliates. Any future rights to acquire restaurants or properties would only arise pursuant to a separate written agreement between PHI or any of its Affiliates and NPC.

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SIGNATURES ON NEXT PAGE

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals on the date a year first above written.

PIZZA HUT OF AMERICA, INC.

By:	/s/ John J. Murphy
John J. Murphy, President

PIZZA HUT, INC.

By:	/s/ John J. Murphy
John J. Murphy, Vice President – Law

NPC INTERNATIONAL, INC.

By:	/s/ James K. Schwartz
James K. Schwartz, President

List of Schedules and Similar Attachments Omitted from Asset Purchase and Sale Agreement

•	Exhibit A – Form of Assignment and Assumption Agreement (Real Property Leases) & Blanket Guaranty
•	Exhibit B – Form of Franchise Agreement
•	Exhibit C – Form of Bill of Sale
•	Exhibit D – Form of Assignment and Assumption Agreement (Equipment Leases & Contracts)
•	Exhibit E – Form of Access and Confidentiality Agreement
•	Exhibit G – Form of Pepsi-Cola Beverage Supply and Marketing Agreement
•	Exhibit H – Form of Seller Leases
•	Exhibit I – Form of WingStreet Development Authorization Agreement
•	Exhibit K – Form of Franchise Agreement Amendment
•	Schedule 1.1(a) – List of PH Restaurants
•	Schedule 1.2 – PH Leased Equipment
•	Schedule 1.2(b) – Transition of certain systems/equipment
•	Schedule 1.3(a) – PH Owned Real Property
•	Schedule 1.3(a)(i) – Rents for PH Owned Real Property
•	Schedule 1.3(b) – PH Leased Real Property
•	Schedule 2.1(a) – List of NPC Restaurants
•	Schedule 2.2 – NPC Leased Equipment
•	Schedule 2.2(b) – Transition of certain systems/equipment
•	Schedule 2.3(a) – NPC Owned Real Property
•	Schedule 2.3(a)(i) – Rents for NPC Owned Real Property
•	Schedule 2.3(b) – NPC Leased Real Property
•	Schedule 2.3(c) – Aggregate Purchase Price for NPC Owned Real Property
•	Schedule 3 – PH Disclosure
•	Schedule 4 – NPC Disclosure
•	Schedule 4.1 – Franchisee Requirements
•	Schedule 4.14 – Supplemental Operational and Financial Conditions (Sale/Leaseback Protections)
•	Schedule 5.5 – 1031 Exchange Valuation
•	Schedule 5.6 – Restaurants Under Construction
•	Schedule 5.6(a) – WingStreet Conversions
•	Schedule 8.2 – Compensation
•	Schedule 10.1 – Smallware Reimbursement

Upon request, the registrant agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule or similar attachment to the Asset Purchase and Sale Agreement; provided, however, that the registrant may request confidential treatment of omitted items prior to any public disclosure.